Exhibit 99.1

Prestige Brands Holdings, Inc. Announces Q1 Results

Company Announces New Acquisition & Adjusts Earnings Guidance

Irvington, NY, July 27, 2005–Prestige Brands Holdings, Inc. (PBH-NYSE), a consumer products company with a diversified portfolio of well recognized brand names, today announced results for its first quarter of fiscal 2006. The Company also announced an agreement for the purchase of the Chore Boy® line of metal cleaning pads, scrubbing sponges and non-metal soap pads from Reckitt Benckiser, Inc. The Company announced it will adjust its guidance on sales and earnings estimates for the balance of the fiscal year as a result of a weaker than expected first quarter of fiscal 2006.

June Quarter Results

Net sales for the quarter ended June 30, 2005 were $63.5 million, 6% below net sales of $67.7 million for the comparable quarter of last year. Despite the sales shortfall, operating income of $17.0 million was 59% ahead of operating income of $10.7 million in the first quarter of fiscal 2005. However, last year’s first quarter included a charge of $5.2 million due to an inventory step-up. Adjusting for that charge, the $17.0 million operating income in this year’s quarter represents a 7% improvement over last year’s adjusted operating profit of $15.9 million. The key drivers of the profit improvement were: the inclusion of a full quarter of Little Remedies results in FY 2006 compared to no activity in the first quarter of FY 2005; improved gross margins, reduced advertising and promotion spending; and synergies from the merger of Medtech, Spic and Span and Bonita Bay.

Net income for the first quarter of FY2006 was $4.0 million or $.08 per basic and diluted common share. This represents an improvement over the prior year comparable quarter for which we reported a net loss of $5.1 million. When the prior year results are adjusted to remove one-time expenses arising from the acquisition of Bonita Bay Holdings, Inc., pro forma earnings last year would have been $3.1 million.  The results for the first quarter of FY 2006 are a 28% improvement over the prior year. Please refer to the consolidated financial data at the end of this earnings release for a reconciliation of such amounts.

For the first quarter, the Company’s effective tax rate increased to 53%. This resulted from a one time charge of approximately $1.2 million due to an increase in the graduated federal income tax rate from 34% to 35% and its related impact on the Company’s deferred tax liabilities.

Results by Segment

The Company experienced sales declines in each of its three business segments: Over-the-Counter medicines (“OTC”), Household Cleaning products and Personal Care products. For the OTC segment, net sales of $32.9 million were 5% less than last year’s first quarter reported net sales of $34.6 million. The result for the segment is attributable to year-on-year declines for Compound W® wart remover and New-Skin® liquid bandage, which reflected significant category declines.  These were partially offset by gains on Chloraseptic® sore throat treatment and Little Remedies®, the line of children’s OTC products acquired in October 2004.

Net sales for the Household Cleaning products segment were $23.2 million, or 6% below last year’s comparable quarter net sales of $24.7 million. The prior year included sales from the discontinued Comet® Clean & Flush Toilet Bowl Brush and Comet® Toilet Bowl Tablet products and the absence of those sales was largely responsible for the sales decline.

Net sales of $7.5 million for the Personal Care segment were $0.9 million lower than last year’s comparable quarter. The sales decline is primarily attributable to weakness in Denorex® dandruff shampoo.

Commentary and Future Outlook

Commenting on the results of the quarter, Peter C. Mann, Chairman, President and Chief Executive Officer said, “While the Company generated continued earnings growth, revenues for this period were clearly below our expectations. The fundamental strength of our business and our business model has not changed, and so the long-term prognosis for the Company continues to be sound. We have strong brand names, many of which gained market share during the quarter, and we are fiscally sound with impressive cash earnings and low capital expenditures to enable us to reduce debt and fund acquisitions.”

“The Company has previously announced that it will not provide short-term specific guidance on sales and earnings,” Mr. Mann continued. “However, management is aware, that as a newly public company, it needs to keep shareholders informed of anticipated future results. As we do every quarter, we have reviewed and re-forecasted every brand. As a result of the first quarter revenue shortfall and continuing issues on certain brands which will carry over into the second quarter, we believe that revenue and earnings growth in the current year will fall below our original expectations. We now anticipate revenues and profits to be essentially flat or down slightly in the current fiscal year.

Our underlying assumption in our long term business model is that revenues for the established brands in our portfolio will grow over time. At the same time, due to our efficiencies and de-leveraging, earnings growth should exceed revenue growth.  Looking ahead, we continue to believe these assumptions are sound. Acquisitions, including the Chore Boy® transaction, are incremental to this outlook.”

Acquisition Announced

The Company is pleased to announce an agreement whereby the Chore Boy line of metal cleaning pads, scrubbing sponges and non-metal soap pads will be acquired from Reckitt Benckiser, Inc., a U.K. based global consumer products manufacturer and marketer. The Chore Boy line is sold primarily in the U.S. and Canada. Under the terms of the agreement, the

Company has agreed to pay approximately $22 million for the Chore Boy brand, a line of ten items which includes the #1 selling copper scrubber. This is the Company’s first acquisition since its initial public offering in February 2005. The transaction is expected to close early this fall.

According to Mr. Mann, the acquisition is an excellent strategic addition to the Company’s Household Cleaning products segment which accounts for more than one-third of its sales. Prestige also markets the Comet®, Spic and Span® and Cinch® lines of household cleaning products. “We are very pleased with the acquisition of Chore Boy, a strong and growing brand with an 84 year heritage in the scouring pad and cleaning accessories categories. The ten item line fits well within our current product portfolio and will benefit from our management expertise and focus,” he said. “The trailing twelve month net sales for Chore Boy were approximately $14 million. This acquisition fits in well with our business model of purchasing brands without physical assets and we expect this acquisition to be modestly accretive to earnings per share in its first year.”

Conference Call

The Company will hold a conference call to review its first quarter fiscal 2006 results on Thursday, July 28, 2005 at 8am EDT. The toll free dial in number for the call is 877-709-5341. International callers may dial 210-234-0002. The conference password is “Prestige”. We will have a live internet webcast of the conference call, as well as an archived replay, which can be accessed from the investor relations page of www.prestigebrandsinc.com.

Forward Looking Statements

Statements in this press release which are not historical facts, including, without limitation, reporting financial guidance for fiscal 2006 and fiscal 2007, are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. These forward-looking statements involve risks, uncertainties and assumptions that could cause actual outcomes and results to differ materially from those stated or projected.

About Prestige Brands Holdings

Located in Irvington, New York, Prestige Brands Holdings is a marketer and distributor of brand name over-the-counter drug, personal care and household cleaning products sold throughout the U.S. and Canada. Key brands include Compound W® wart remover, Chloraseptic® sore throat treatment, New-Skin® liquid bandage, Clear eyes® and Murine® eye care products, Little Remedies® pediatric over-the-counter products, Cutex® nail polish remover, Comet® and Spic and Span® household cleaning products and other well-known brands.

Contact: Dean Siegal, Director of Investor Relations, 914-524-6819

PRESTIGE BRANDS HOLDINGS, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(in thousands, except share and per share data)

	Three months ended June 30,
	2005	2004
REVENUES:
Net sales	$63,530	$67,682
Other revenues	25	75
Total revenues	63,555	67,757
COST OF SALES:
Cost of sales	28,339	36,123
Gross profit	35,216	31,634
OPERATING EXPENSES:
Advertising and promotion	10,714	13,771
General and administrative	4,911	4,921
Depreciation	483	486
Amortization of intangible assets	2,148	1,803
Total operating expenses	18,256	20,981
Operating income	16,960	10,653
OTHER INCOME (EXPENSE):
Interest income	81	28
Interest expense	(8,591)	(11,077)
Loss on extinguishment of debt	—	(7,567)
Total other income (expense)	(8,510)	(18,616)
Income (loss) before income taxes	8,450	(7,963)
(Provision) Benefit for income taxes	(4,443)	2,826
Net income (loss)	$4,007	$(5,137)
Cumulative preferred dividends on Senior Preferred and Class B Preferred units	—	(3,619)
Net income (loss) available to members and common shareholders	$4,007	$(8,756)
Net income (loss) per common share	$0.08	$(0.33)
Basic and diluted weighted average shares outstanding	49,997,647	26,515,916

Adjusted Operating Income	Three months ended June 30,
(dollars in thousands)	2005	2004
Operating Income	$16,960	$10,653
Charges due to inventory step-up	—	5,249
Adjusted Operating Income	$16,960	$15,902

Adjusted Net Income	Three months ended June 30,
(dollars in thousands)	2005	2004
Net Income	$4,007	$(5,137)
Loss on extinguishment of debt, net of taxes	—	4,882
Charges due to inventory step-up, net of taxes	—	3,386
Adjusted Net Income	$4,007	$3,131